                                                                 Exhibit (a)(1)

                            AKAMAI TECHNOLOGIES, INC.

                  OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING
 AN EXERCISE PRICE OF MORE THAN $13.00 PER SHARE FOR SHARES OF RESTRICTED STOCK


================================================================================

        THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN
          STANDARD TIME, ON MAY 3, 2001, UNLESS THE OFFER IS EXTENDED.

================================================================================

         Akamai Technologies, Inc. is offering employees the opportunity to exchange certain outstanding stock options having an exercise price of more than $13.00 per share (the "eligible options") for restricted shares of our common stock, which we refer to as "restricted stock". The eligible options do not include the "special options" described below, but you must surrender the special options if you wish to accept this offer. If you accept this offer with respect to any eligible options, you must also return or forfeit any: (1) options issued to you since November 3, 2000 (whether or not they have an exercise price of more than $13.00 per share); (2) options issued to you under our quarterly grant structure as part of the same grant as the eligible options you wish to exchange (whether or not they have an exercise price of more than $13.00 per share); and (3) future options due to be issued to you as part of our quarterly grant structure that will have the same vesting start date as the eligible options you wish to exchange.

         We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Cover Letter (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

         WHICH OPTIONS ARE ELIGIBLE OPTIONS? All options having an exercise price of more than $13.00 per share that are currently outstanding under the Akamai Second Amended and Restated 1998 Stock Incentive Plan (the "Akamai option plan"), the Network24 Communications, Inc. 1997 Stock Option Plan, the Netpodium, Inc. 1998 Stock Option/Stock Issuance Plan, the 1996 Stock Option Plan of Intervu, Inc. and the Third Amended and Restated 1998 Stock Option Plan of Intervu, Inc., which we call our option plans, are eligible options. Special options, as described below, are not eligible options.

         WHAT ARE THE SPECIAL OPTIONS? The special options are the options with a five-year expiration that were granted on October 6, 2000 at an exercise price of $36.188 per share. The special options must be surrendered and cancelled if you accept this offer. However, unlike the eligible options, no shares of restricted stock will be issued in exchange for the special options.

         WHO CAN PARTICIPATE IN THE EXCHANGE? You can only participate in this exchange if you hold eligible options and you are an employee of Akamai or one of its U.S. subsidiaries on the date this offer is made and you will be an employee of Akamai or one of its U.S. subsidiaries on the date this offer expires.

         DO I HAVE TO TENDER ALL OF MY OPTIONS? You are not required to tender any or all of your eligible options. However, if you elect to participate in this exchange with respect to ANY eligible options, you must also return or forfeit any: (1) special options, (2) options issued to you since November 3, 2000 (whether or not they have an exercise price of more than $13.00 per share),
(3) options issued to you under our quarterly grant structure as part of the same grant as the eligible options you wish to exchange (whether or not they have an exercise price of more than $13.00 per share) and (4) future options due to be issued to you as part of our quarterly grant structure that will have the same vesting start date as the eligible options you wish to exchange. We refer to options described in (2), (3) and (4) as "required options".

         WHAT WILL I RECEIVE IN EXCHANGE FOR MY ELIGIBLE OPTIONS AND REQUIRED OPTIONS? If you participate in this exchange you will receive shares of restricted stock issued under the Akamai option plan. The shares of restricted stock will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest") under the terms of a new restricted stock agreement between you and us. For each eligible option share and required option share that is exchanged, you will receive one-half of a share of restricted stock. For example, if you exchange eligible options and required options exercisable for 1,000 shares of common stock, you will receive 500 shares of restricted stock. As described in this Offer to Exchange, if any of the exchanged options are bonus options, those options will instead be exchanged for two shares of restricted stock each. The exact number of option shares that you have now is set forth in the enclosed personalized election form. You will not be required to pay cash for the shares of restricted stock you receive in the exchange. However, there are tax consequences upon the vesting of the shares of restricted stock as described in this Offer to Exchange.

         WHAT IS THE VESTING PERIOD OF THE RESTRICTED STOCK? There are three types of vesting schedules as follows:

          - For most employees, six months after the exchange date (May 5, 2001 unless the Offer to Exchange is extended), 25% of the shares of restricted stock you receive will vest, assuming you are still employed by us on the vesting date. Thereafter, 7.5% of the shares will vest at the end of each full three-month period following the first vesting date, assuming you are still employed by us on the vesting date;

          - Restricted stock that is issued in exchange for certain bonus options granted in February 2001 will vest seven days after the exchange date, assuming you are still employed by us on the vesting date, as described in this Offer to Exchange; and

          - If you are a student whose original options were granted under the student vesting arrangement, six months after the exchange date (May 5, 2001 unless the Offer to Exchange is extended), 25% of the shares of restricted stock you receive will vest, assuming you are still employed by us on the vesting date. Thereafter, 25% of your shares will vest 18 months after the exchange date, 25% of your shares will vest 30 months after the exchange date, and 25% of your shares will vest 42 months after the exchange date, assuming at each point that you are still employed by us on the vesting date.

         ARE THERE ANY SPECIAL TAX CONSIDERATIONS? There are no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code as discussed in this Offer to Exchange. However, upon vesting in the restricted stock (which will happen seven days after the exchange date in the case of shares issued in exchange for bonus options), you will be required to recognize additional ordinary income in an amount equal to the fair market value of the vested shares, determined at that time. As described in this Offer to Exchange, a portion of your shares of restricted stock will need to be sold upon vesting in order to pay the withholding tax obligations that will arise at that time. If your current eligible options are incentive stock options and you elect not to participate in the exchange, you should review the discussion of certain tax consequences contained in this Offer to Exchange.

         WHAT DOES THE COMPANY RECOMMEND THAT I DO? Although the Compensation Committee of our Board of Directors has approved this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. The Compensation Committee is not making a formal recommendation to employees as to whether or not to accept this offer. However, if you anticipate that you will not be an employee of Akamai or one of our subsidiaries when the shares begin to vest, see the discussion in Question 14 of the Summary of Terms section of this document.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "AKAM." On April 3, 2001, the closing price of our common stock on the Nasdaq National Market was $5.8125 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

         You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Exchange or the Cover Letter to Robert Todd at (617) 250-4612 or Tracey Spruce at (617) 613-2572 or send an email to exchangeprogram@akamai.com.

                                    IMPORTANT

         REGARDLESS OF WHETHER YOU ACCEPT OR REJECT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO THE APPROPRIATE HUMAN RESOURCES DIRECTOR FOR YOUR LOCATION (LISTED IN QUESTION 26 OF THE SUMMARY OF TERMS SECTION OF THIS DOCUMENT) BEFORE 12:00 MIDNIGHT, EAST COAST TIME, ON MAY 3, 2001 (I.E., JUST PRIOR TO 12:01 A.M. ON MAY 4, 2001), IN PERSON IF POSSIBLE. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION LETTER AGREEMENTS FOR YOUR ELIGIBLE OPTIONS, REQUIRED OPTIONS OR SPECIAL OPTIONS TO EFFECTIVELY ELECT TO ACCEPT THIS OFFER.

         We are not making this offer to, and we will not accept any options from, employees of our non-U.S. subsidiaries or option holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

         The information about this offer from Akamai is limited to this document and the enclosed Cover Letter.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

Summary Term Sheet...............................................................................................1

The Offer.......................................................................................................10
      1.   Number Of Shares of Restricted Stock; Expiration Date................................................10
      2.   Purpose Of The Offer.................................................................................11
      3.   Procedures...........................................................................................11
      4.   Change In Election...................................................................................12
      5.   Acceptance Of Options For Exchange And Cancellation And Issuance Of Restricted Stock.................13
      6.   Conditions Of The Offer..............................................................................13
      7.   Price Range Of Common Stock..........................................................................13
      8.   Source And Amount Of Consideration; Terms Of Restricted Stock........................................14
      9.   Information About Akamai Technologies, Inc...........................................................16
      10.  Interests Of Directors And Officers; Transactions And Arrangements About
           The Options..........................................................................................17
      11.  Status Of Options Acquired By Us In The Offer; Accounting Consequences Of
           The Offer............................................................................................17
      12.  Legal Matters; Regulatory Approvals..................................................................18
      13.  Material U.S.  Federal Income Tax Consequences.......................................................18
      14.  Extension Of Offer; Termination; Amendment...........................................................19
      15.  Fees And Expenses....................................................................................20
      16.  Additional Information...............................................................................20
      17.  Forward Looking Statements; Miscellaneous............................................................21

Schedule A  Information About The Directors And Executive Officers Of Akamai Technologies, Inc..................22

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Cover Letter because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q.1.     WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all stock options having an exercise price of more than $13.00 per share that are outstanding under our option plans, other than special options (described below) or options held by individuals who are not employees of Akamai or one of its U.S. subsidiaries on the date this Offer to Exchange is made or who will not be employees of Akamai or one of its U.S. subsidiaries on the date it expires. In return for your tender of eligible and required options, you will receive a certain number of restricted shares of our common stock, which we refer to as "restricted stock". Although we will not issue restricted stock in exchange for any special options (described below) you hold, if you elect to accept this offer, you must return all your special options for cancellation. (See Section 1) We use the term "option plans" to refer to the following plans: the Akamai Second Amended and Restated 1998 Stock Incentive Plan, which we also call the Akamai option plan, the Network24 Communications, Inc. 1997 Stock Option Plan, the Netpodium, Inc. 1998 Stock Option/Stock Issuance Plan, the 1996 Stock Option Plan of Intervu, Inc. and the Third Amended and Restated 1998 Stock Option Plan of Intervu, Inc.

Q.2. HOW MANY SHARES OF RESTRICTED STOCK WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

         For each eligible option share and required option share that is exchanged, you will receive one-half of a share of restricted stock. However, if you accept this offer, you are required also to exchange any bonus options (described in Question 11 below), and you will receive two shares of restricted stock for each bonus option share tendered. The exact number of option shares that you have now is set forth in the enclosed personalized election form.
(See Section 5)

         Here are some examples:

         - If you return an eligible option to purchase 1,000 shares of common stock, you will receive 500 shares of restricted stock (1/2times 1,000 shares equals 500 shares).

         - If you also return a bonus option to purchase 1,000 shares of common stock and a special option to purchase 1,000 shares of common stock, you will receive 2,000 shares of restricted stock in exchange for the bonus option (2 times 1,000 equals 2,000 shares), but you will not receive any shares of restricted stock to replace the special option.

         - You will not be required to pay cash for the shares of restricted stock you receive. However, there are tax consequences upon the vesting of shares of restricted stock that will require you to sell shares at that time in order to satisfy the tax liability. (See Question 22 and Section 8)

Q.3.     WHAT IS RESTRICTED STOCK?

         Unlike options, where the option holder has only a right to purchase shares of common stock at a certain price, when you receive restricted stock you will become a holder of actual shares, issued at no additional cost to you, of Akamai's common stock. These shares are considered "restricted" because they will be subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares "vest". The forfeiture and transfer restrictions will be set forth in a restricted stock agreement entered into by you and us. (See Question 16) Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. (See Section 8)

Q.4.     WHY ARE WE MAKING THE OFFER?

         We are making this Offer to Exchange for compensatory purposes and to further advance our corporate philosophy. We as a company are philosophically committed to the concept of employees as owners because we believe that it helps us attract and retain the very best people. In light of the recent stock market volatility, especially for technology stocks, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We felt it appropriate to offer this exchange program, which will help us advance our philosophy. (See Section 2)

Q.5. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

         You are not required to exchange any or all of your eligible options. However, if you accept this offer with respect to any eligible option, you must also return or forfeit any: (1) special options; (2) options issued to you since November 3, 2000 (whether or not they have an exercise price of more than $13.00 per share); (3) options issued to you under our quarterly grant structure as part of the same grant as the eligible options you wish to exchange (whether or not they have an exercise price of more than $13.00 per share); and (4) future options due to be issued to you as part of our quarterly grant structure that will have the same vesting start date as the eligible options you wish to exchange. Options are considered part of the same grant if they have the same vesting start date. We refer to options described in (2), (3) and (4) as "required options". Your special options will be cancelled, and you will not receive any shares of restricted stock in exchange for them. (See Section 1)

Q.6.     WHAT ARE THE SPECIAL OPTIONS?

         On October 6, 2000, we awarded a special, one-time-only stock option grant to certain employees. The special options were out-of-cycle grants and had different vesting schedules than the usual, quarterly grants. The special options expire after five years (in contrast to the usual ten year expiration) and have an exercise price of $36.188 per share (the fair market value on the grant date).

Q.7. WHY MUST THE SPECIAL OPTION SHARES BE RETURNED AND CANCELLED IF I CHOOSE TO EXCHANGE MY ELIGIBLE OPTIONS?

         The reason why we are not exchanging the special options, but are instead requiring that they be returned solely for cancellation, is that the special options were intended to accomplish the same compensatory goals as this Offer to Exchange. We want to provide performance incentives to each employee through either the restricted stock to be granted under this offer, or options already granted, but not both. If you wish to receive restricted stock under this offer, you must return your special options for cancellation. If you do not accept this offer, you will keep the special options and all other options granted to you.

Q.8. WHAT HAPPENS IF I AM DUE TO RECEIVE ADDITIONAL OPTIONS THAT ARE PART OF THE SAME GRANT?

         If you accept this offer with respect to any eligible option and are due to receive additional options under our typical quarterly grant structure that will have the same vesting start date as the eligible options you wish to exchange (that is, they are considered part of the same grant), you will not receive these future options. However, these unissued options will be treated as required options for purposes of the exchange, which means that you will receive credit for such unissued options as if they had been issued. For example, if you were granted 4,000 options and received 1,000 options in each of August, November and February, and are scheduled to receive the final 1,000 options in May and you elect to participate in this Offer to Exchange, you would be required to return the 3,000 options already received and you would not receive the final 1,000 to be issued in May. However, in calculating what you receive as part of this offer, you would be deemed to be exchanging 4,000 options in total, and in exchange you would receive 2,000 shares of restricted stock (assuming that none of the exchanged options were bonus options). (See Question 2 and
Section 1)

Q.9.     ARE THERE CONDITIONS TO THE OFFER TO EXCHANGE?

         There are no specific conditions to this Offer to Exchange. However, upon expiration of this Offer to Exchange (which will be on May 3, 2001 at 12:00 midnight east coast time unless we extend it), we will decide either to accept all of the properly tendered options or to reject them all. (See Section 6)

Q.10. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE RESTRICTED STOCK?

         You must be an employee of Akamai or one of our U.S. subsidiaries on the date this Offer to Exchange is made and you must continue to be an employee of Akamai or one of our U.S. subsidiaries on the date it expires. If you are not an employee of Akamai or one of our U.S. subsidiaries on either of those dates, you will not be eligible to accept this offer.

Q.11.    WHAT ARE THE BONUS OPTIONS?

         On February 8, 2001, we awarded a special stock option grant to certain employees as part of our bonus compensation program. The bonus options were immediately vested and have an exercise price of $5.125 per share (which was lower than the fair market value on the grant date). Because we are requiring anyone who participates in this exchange also to tender any options issued to them since November 3, 2000 (see Question 5), we are offering to exchange two shares of restricted stock for each bonus option share tendered in order to recognize the special nature of these grants.

Q.12.    WHEN WILL I RECEIVE MY RESTRICTED STOCK?

         The grant of the restricted stock will be effective as of May 5, 2001 unless we extend this Offer to Exchange or unless we decide to reject all tendered options. (See Section 6) We expect to distribute the restricted stock agreements within approximately six weeks after the expiration of this Offer to Exchange (except that restricted stock agreements issued with respect to the bonus shares will be distributed immediately after the effective date of the exchange). (See Section 5) Your award of restricted stock will be evidenced by a restricted stock agreement between you and us, and you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in our custody or in the custody of Charles Schwab & Co., Inc. (or some other brokerage firm chosen by us), whom we call "Schwab". As the shares vest, assuming you have signed the required restricted stock agreement and all of the necessary related documents, they will be deposited into your Schwab account, subject to payment of applicable withholding taxes. (See Question 24)


Q.13.    WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK?

         There are three different vesting schedules as follows:

(1) MOST EMPLOYEES. For most employees (other than in the special cases described in (2) and (3) below), regardless of the vesting schedule applicable to your existing options, the shares of restricted stock will vest over a three-year period beginning on the exchange date. The first vesting date will be six months after the exchange date (i.e., November 5, 2001, unless this Offer to Exchange is extended), when 25% of the shares of restricted stock will become vested, assuming you are still employed by us on the vesting date. Thereafter, 7.5% of the shares will vest after each full three-month period (i.e., February 5, May 5, August 5 and November 5 of each year), assuming you are still employed by us on the vesting date. On the day that is three years after the exchange date, the shares of restricted stock will be fully vested. Even if the options you exchange are partially or fully vested, the shares of restricted stock you receive will not be vested and will be subject to a new three-year vesting period.

         For example, assume that you receive 1,000 shares of restricted stock (not including any shares issued in exchange for bonus options) and the exchange date is May 5, 2001. Assuming you are still employed by us:

         - On November 5, 2001, 250 shares will vest and become non-forfeitable.

         - After each full three-month period following November 5, 2001 (i.e., each February 5, May 5, August 5 and November 5), 75 shares will vest and become non-forfeitable.

         - On May 5, 2004, the remaining shares will vest and become non-forfeitable.

          - The above vesting schedules are subject to payment of applicable withholding taxes. (See Question 24)

(2) BONUS OPTIONS. All restricted stock issued in exchange for bonus options will vest seven days after the exchange date and assuming you are still employed by us.

         For example, assume that you receive 1,000 shares of restricted stock in exchange for bonus options and the exchange date is May 5, 2001. Assuming you are still employed by us:

         -    The shares will become fully vested on May 12, 2001.

         - The above vesting schedule is subject to payment of applicable withholding taxes. (See Question 24)

(3) STUDENTS. If you are a student whose original options were granted under the student vesting arrangement, then your shares of restricted stock will vest over a three-and-a-half-year period beginning on the exchange date, regardless of the number of hours that you work. The first vest date will be six months after the exchange date (i.e., November 5, 2001, unless this Offer to Exchange is extended), when 25% of the shares of restricted stock will become vested, assuming you are still employed by us on the vesting date. Thereafter, 25% of the shares will vest on that same date of each subsequent year (i.e., November 5 of each year), assuming you are still employed by us on that date. The shares of restricted stock will be fully vested 42 months after the exchange date. Even if the options you exchange are partially or fully vested, the shares of restricted stock you receive will not be vested and will be subject to the new vesting period.

         For example, assume that you are a student and receive 1,000 shares of restricted stock and the exchange date is May 5, 2001. Assuming you are still employed by us:

         - On November 5, 2001, 250 shares will vest and become non-forfeitable.

         - On November 5, 2002, another 250 shares will vest and become non-forfeitable.

         - On November 5, 2003, another 250 shares will vest and become non-forfeitable.

         - On November 5, 2004, the remaining shares will vest and become non-forfeitable.

         - The above vesting schedules are subject to payment of applicable withholding taxes. (See Question 24)

Q.14. WHAT IF I AM AN EMPLOYEE OF AKAMAI WHEN THE OFFER EXPIRES, BUT I WILL NOT BE AN EMPLOYEE SIX MONTHS FROM THE EXCHANGE DATE WHEN THE SHARES OF RESTRICTED STOCK BEGIN TO VEST?

         If you will not be an employee on the day that is six months after the exchange date when the shares of restricted stock begin to vest (and you do not have any bonus options), we recommend that you not accept the offer. Your eligible options, required options and special options may currently be fully or partially vested. If you do not accept the offer, then when your employment with

Akamai ends, you generally will be able to exercise your eligible options, required options and special options for three months to the extent those options are vested on the day your employment ends. However, if you accept the offer, your eligible options, required options and special options will be cancelled. The shares of restricted stock you receive will not vest at all before your employment ends. As a result, when your employment ends, you will forfeit your shares of restricted stock. If you would receive any restricted stock that vests prior to six months (such as restricted stock issued in exchange for bonus options which will vest 7 days after the exchange date) you should carefully consider the advantages and disadvantages of participating in this exchange. (See Section 8)

Q.15. UNDER WHAT CIRCUMSTANCES WILL I FORFEIT THE RESTRICTED STOCK I RECEIVE IN THIS EXCHANGE?

         Prior to vesting, your unvested stock will be forfeited completely if you leave Akamai for any or no reason, including voluntary resignation or termination of your employment by us without cause. Whatever shares vest while you remain an Akamai employee are yours to keep even after you leave. However, in the event there is a "change of control" of Akamai, which is defined in the Akamai option plan, you will receive 12 months worth of accelerated vesting. (See Section 8)

Q.16.    WHAT ARE THE OTHER RESTRICTIONS ON THE RESTRICTED STOCK?

         The restrictions on the restricted stock you will receive in this exchange will be set forth in the restricted stock agreement. Restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in our custody or in the custody of Schwab. Once the restricted stock has vested, the stock will no longer be subject to forfeiture. (See Section 8)

Q.17.    WILL I RECEIVE A STOCK CERTIFICATE REPRESENTING THE RESTRICTED STOCK?

         Your award of restricted stock will be evidenced by the restricted stock agreement between you and us, and you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in our custody or in the custody of Schwab. On the first vesting date, if you are still employed by us, have signed the restricted stock agreement and related documents and have opened your account with Schwab, the number of shares of common stock corresponding to 25% of your original award of restricted stock will be electronically deposited into your Schwab account, subject to payment of applicable withholding taxes. (See Question 24) On each of the subsequent vesting dates, if you are still employed by us and have signed the restricted stock agreement and related documents and have opened your account with Schwab, the number of shares of common stock corresponding to 7.5% of your original award of restricted stock will be electronically deposited into your Schwab account, subject to payment of all applicable withholding taxes. If you received restricted stock in exchange for bonus options, you will have a different vesting schedule for those shares. Similarly, if you are a student whose original options were granted under the student vesting arrangement you will have a different vesting schedule for all of your shares. (See Question 13)

Q.18. AM I ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF RESTRICTED STOCK WHILE THE STOCK IS SUBJECT TO RESTRICTION?

         Once the restricted stock is issued, you will be treated as a stockholder. You will have dividend, voting and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock that you receive in the offer as of the date we issue the restricted stock. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

Q.19.    WILL THE RESTRICTED STOCK EVER EXPIRE?

         Shares of restricted stock do not need to be "exercised" after they vest. Accordingly, unlike options, the restricted stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares outright. As a result, the stock will be yours to hold, and, after it vests, you are free to transfer or sell as you desire, subject to applicable securities laws and payment of applicable withholding taxes.

Q.20. WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE USED TO EXCHANGE FOR MY OPTIONS?

         The restricted stock to be offered to option holders will be issued under the existing Akamai option plan and will be drawn from the pool of common stock currently authorized for issuance under that option plan. All options returned to us in the tender offer will be cancelled, thereby permitting the issuance of the restricted stock and providing additional stock for future awards under the Akamai option plan. (See Section 11)

Q.21.    HOW DOES A LEAVE OF ABSENCE IMPACT THE OFFER?

         Under the Akamai option plan and the terms of the restricted stock agreement between you and us, the Board of Directors has the discretion to determine how a leave of absence will affect the other terms of your restricted stock, including the vesting.

Q.22.    WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         There will be no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code. In the event you make a Section 83(b) election you will be required to pay us an amount equal to the withholding tax obligation that arises at that time. If you do not make such an election, upon vesting in the restricted stock (which will happen seven days after the exchange date in the case of shares issued in exchange for bonus options), you will be required to recognize additional ordinary income in an amount equal to the fair market value of such restricted stock, based on the closing price of our common stock on the last trading day prior to the vesting day. In order to meet our withholding obligations that will arise when this happens, you must sign the form of Irrevocable Standing Order to Sell Shares that is attached to your restricted stock agreement, which we refer to as the standing order. The standing order includes provisions authorizing Schwab to sell a portion of the shares of restricted stock when they vest in order to pay withholding taxes. (See Question 24) We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. (See Section 13)

Q.23. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER TO EXCHANGE?

         You will not be subject to current income tax if you elect not to exchange your eligible incentive stock options for restricted stock.

         We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the period of time that you are required to hold the options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. (See Section 13) However, any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of your stock options.

Q.24.    HOW WILL WITHHOLDING TAXES BE HANDLED WHEN MY RESTRICTED STOCK VESTS?

         Unless you make an election under Section 83(b) of the Internal Revenue Code, as your restricted stock vests, you will be required to recognize ordinary income in an amount equal to the fair market value of the vesting shares, based on the closing price of our common stock on the last trading day prior to the vesting day. This means that the ordinary income will be reflected on your year-end W-2 and we will have an obligation to withhold certain federal and state income and payroll taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. In order to facilitate the payment of this withholding tax obligation, we have made certain arrangements with Schwab that will be reflected in your restricted stock agreement and the standing order. Specifically, the following will happen:

         - On each vesting date (or on the first trading day thereafter if the vesting date is not a trading date), Schwab will rely on your standing order to sell that number of vested shares that is sufficient to obtain proceeds to satisfy the withholding tax obligation. You will pay Schwab's usual trade commission for this sale.

          - The amount of withholding taxes you owe will be based on the closing price of our stock on the last trading day before each vesting date. We and Schwab will attempt to estimate the correct number of vested shares to be sold to cover withholding taxes based on market conditions and the price of our stock. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be deposited in your Schwab account. In the event that the proceeds received are insufficient to cover the withholding taxes then we reserve the right to either instruct Schwab to sell additional vested shares or deduct the necessary amount from your next paycheck.

         By participating in this exchange and signing the restricted stock agreement and standing order, you will authorize us and Schwab to take the above actions to pay withholding taxes. In the event there is not a market in our common stock, Akamai will have the right to make other arrangements to satisfy the withholding obligations. (See Section 13)

Q.25. WHEN DOES THE OFFER TO EXCHANGE EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

         The offer expires on May 3, 2001, at 12:00 midnight, east coast time (i.e., just prior to 12:01 a.m. on May 4, 2001), unless we extend it. No exceptions will be made to this deadline.

         Although we do not currently intend to do so, we may, in our discretion, extend the Offer to Exchange at any time. If we extend the Offer to Exchange, we will publicly announce the extension no later than 9 a.m., east coast time, on May 4, 2001. (See Section 14)

Q.26.    WHAT DO I NEED TO DO?

         WHETHER YOU ACCEPT THE OFFER OR NOT, YOU NEED TO MAKE YOUR ELECTION AND SIGN THE ELECTION FORM AND DELIVER IT TO THE APPROPRIATE HUMAN RESOURCES DIRECTOR FOR YOUR LOCATION BEFORE 12:00 MIDNIGHT, EAST COAST TIME, ON MAY 3, 2001 (I.E., JUST PRIOR TO 12:01 A.M. ON MAY 4, 2001) UNLESS THE OFFER TO EXCHANGE IS EXTENDED. The Human Resources Directors are as follows:

         - FOR EMPLOYEES LOCATED IN THE SAN MATEO, SANTA CLARA, SAN FRANCISCO, OR SEATTLE OFFICES: Robyn Ishaya at 1400 Fashion Island Boulevard, Suite 703, San Mateo, CA 94404; fax number:
               (650) 627-5321;

         -     FOR EMPLOYEES LOCATED IN THE SAN DIEGO OR SANTA MONICA OFFICES:
               Lisa Be at 10010 Mesa Rim, San Diego, CA 92121; fax number: (858) 546-0341; and

         - FOR ALL OTHER EMPLOYEES: Tiffany Mosher at 500 Technology Square, Cambridge, MA 02139; fax number: (425) 963-5132.

         Your election will be effective only upon RECEIPT by the Human Resources Director. To ensure timely delivery we recommend that you make every effort to hand deliver your completed election form. If hand delivery is not feasible, we recommend that you send it by fax or, if necessary, by mail, and then follow up with a telephone call or email to confirm receipt by the deadline. If you have questions about delivery, you may contact the appropriate Human Resources Director for your location. You should review the Offer to Exchange, the Cover Letter, the election form and all of their attachments before making your election. We will only accept a paper copy of your election form. Delivery by email will not be accepted.

         If we extend the Offer to Exchange beyond May 3, 2001, then you must sign and deliver the election form before the extended expiration of the offer. We may reject any eligible, required or special options to the extent that we determine the election form is not properly completed or to the extent that we determine it would be unlawful to accept the options. If you do not sign and deliver the election form before the offer expires, it will have the same effect as if you rejected the offer. (See Section 3)

Q.27.    DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

         You may change your previous election at any time before 12:00 midnight, east coast time, on May 3, 2001. If we extend the Offer to Exchange beyond that time, you may change your previous election at any time until the extended expiration of the Offer to Exchange. To change your election, you must deliver a change of election form to the appropriate Human Resources Director for your location as noted above. You may change your election more than once. In addition, you will also have the right to withdraw your tendered options after the expiration of forty business days from the date of commencement of this offer unless your tendered options have been accepted by that time. We intend to make our decision to either accept all properly tendered options or to reject them all on the business day after this offer expires. (See Sections 4 and 6)

Q.28. DO I HAVE TO RETURN AN ELECTION FORM IF I DO NOT WANT TO EXCHANGE MY OPTIONS?

         Whether you accept the offer or not, you need to complete and deliver the election form to the appropriate Human Resources Director by the deadline specified above. (See Question 26)

Q.29. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

         Nothing. If you do not accept the offer, or if we do not accept any returned options (see Question 9), you will keep all of your current options, including any special options, and you will not receive any restricted stock. No changes will be made to your current options. However, if you currently have incentive stock options that are eligible options under this offer and you do not accept the offer, see Question 23 above.

Q.30.    WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER TO EXCHANGE?

         Although the Compensation Committee of our Board of Directors has approved this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. None of our executive officers is eligible to participate in the offer because they do not hold eligible options. The Compensation Committee is not making a formal recommendation to employees as to whether or not to accept this offer. However, if you anticipate that you will not be an employee of Akamai or one of our subsidiaries when the shares begin to vest, see the discussion in Question 14 above.

Q.31.    WHAT IF I AM AN EMPLOYEE OF ONE OF AKAMAI'S NON-U.S. SUBSIDIARIES?

         Due to certain regulatory and tax issues this Offer to Exchange is being limited to employees of Akamai and its U.S. subsidiaries. As a result, if you are an employee of one of our non-U.S. subsidiaries you are not eligible to participate.

Q.32.    IS THERE ANY INFORMATION REGARDING AKAMAI THAT I SHOULD BE AWARE OF?

         Your decision of whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business. These risks include, but are not limited to, our limited operating history, anticipated losses, significant amount of indebtedness, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, risk of network expansion, risks of system interruption, potential fluctuations in demand for our services associated with economic conditions, management of potential growth, and risks associated with new business areas, international expansion, business combinations, strategic alliances and the Akamai network. You should talk to your personal advisors regarding these and other risks.

         In addition, before making your decision you should carefully review the information about Akamai set forth in Section 9 of this document. This information includes an update on certain recent events affecting our business and explains where you can find additional information about us, including by referring to certain financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2000 that was filed with the Securities and Exchange Commission. As described in Section 9, copies of the relevant portions of our Annual Report have been included with this document in the package we mailed to you. (See Section 9)

Q.33.    WHAT ARE THE ACCOUNTING CONSEQUENCES TO AKAMAI OF MAKING THIS OFFER?

         Neither the shares of restricted stock issued in exchange nor the eligible options and special options that are not returned under this offer will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense as the restricted stock vests based on the stock's value on the applicable vesting date. (See Section 11)

Q.34.    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact:

         -   Robert Todd at (617) 250-4612;

         -   Tracey Spruce at (617) 613-2572; or

         -   send an email to EXCHANGEPROGRAM@AKAMAI.COM.

         In addition to these resources, we also plan to arrange for an independent accounting firm to conduct a question and answer session about the Offer to Exchange. This firm will be hired solely to describe the general terms of this Offer to Exchange and to answer tax-related questions about it. It will not be acting as a solicitation agent or making any recommendations whatsoever with respect to the Offer to Exchange. For example, it will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the Offer to Exchange. You should consult your personal advisors if you have questions about your financial or tax situation. We will be providing you information about the timing and location of the question and answer session in the coming days.

                                    THE OFFER

1.       NUMBER OF SHARES OF RESTRICTED STOCK; EXPIRATION DATE.

         We are offering to exchange shares of restricted stock in return for all eligible options. Eligible options are all outstanding options that have an exercise price of more than $13.00 per share, excluding special options (which are described below) that are outstanding under the following option plans, which we refer to as our option plans: the Akamai Second Amended and Restated 1998 Stock Incentive Plan, which we also call the Akamai option plan, the Network24 Communications, Inc. 1997 Stock Option Plan, the Netpodium, Inc. 1998 Stock Option/Stock Issuance Plan, the 1996 Stock Option Plan of Intervu, Inc. and the Third Amended and Restated 1998 Stock Option Plan of Intervu, Inc. These option plans are all considered employee benefit plans as defined in Rule 405 under the Securities Act. In order to participate you must be an employee of Akamai or one of its U.S. subsidiaries on the date this Offer to Exchange is made and must continue to be an employee of Akamai or one of its U.S. subsidiaries on the date it expires.

         If you elect to participate in this offer with respect to any eligible option, you must also return or forfeit any: (1) special options; (2) options issued to you since November 3, 2000 (whether or not they have an exercise price of more than $13.00 per share); (3) options issued to you under our quarterly grant structure as part of the same grant as the eligible options you wish to exchange (whether or not they have an exercise price of more than $13.00 per share); and (4) future options due to be issued to you as part of our quarterly grant structure that will have the same vesting start date as the eligible options you wish to exchange. Options are considered part of the same grant if they have the same vesting start date. We refer to options described in (2), (3) and (4) as "required options". If you have two sets of eligible option grants that are unrelated (in other words, they do not have the same vesting start date), you may elect to accept the offer with respect to one set of eligible options but not the other set. The conditions relating to special options and bonus options would continue to apply, however.

         Our offer is subject to the terms and conditions described in this Offer to Exchange and the Cover Letter. We will not accept options unless they are properly returned and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

         For each eligible option share and required option share that is exchanged, you will receive one-half of a share of restricted stock. However, if you accept this offer you will be required also to exchange any "bonus options" you hold (as described below) in return for two shares of restricted stock for each bonus option tendered. The exact number of option shares that you have now is set forth in the enclosed personalized election form. You will not be required to pay cash for the shares of restricted stock you receive in the exchange. However, as further discussed in Section 13 below, there are tax consequences upon the vesting of shares of restricted stock that will require some of the shares to be sold in order to satisfy the tax liability. We will not issue any fractional shares of restricted stock, and will round up all fractional shares. All shares of restricted stock will be issued under the option plan and pursuant to a restricted stock agreement between you and us. We will not issue any shares of restricted stock to you in exchange for your special options, which must be returned as a condition of this offer and will be cancelled.

         On February 8, 2001, we awarded a special stock option grant to certain employees as part of our bonus compensation program. These "bonus options" were immediately vested and have an exercise price of $5.125 per share (which was lower than the fair market value on the grant date). Because we are requiring anyone who participates in this exchange also to tender any options issued to them since November 3, 2000, we are offering to exchange two shares of restricted stock for each bonus option share tendered in order to recognize the special nature of these grants.

         If you accept this offer with respect to any eligible option you must also return any previously issued options that are part of the same grant as the eligible options you wish to exchange. Similarly, if you are due to receive in the future additional options that are part of the same grant as any eligible options you wish to exchange, you will not receive those future options. However, those unissued options will be treated as required options for purposes of the exchange, which means that you will receive one-half share of restricted stock for each unissued option.

         The term "expiration date" means 12:00 midnight, east coast time, on May 3, 2001 (i.e., just prior to 12:01 a.m. on May 4, 2001), unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer and Section 6 for a description of our rights to accept all of the properly tendered options or to reject them all.

         If we decide to take any of the following actions, we will publish a notice:

         - increase or decrease what we will give you in exchange for your options; or

         - increase or decrease the number or type of options eligible to be exchanged in the offer.

         If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is published.

         A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, east coast time.

2.       PURPOSE OF THE OFFER.

         We are making this offer for compensatory purposes and to further advance our corporate philosophy. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

         Although the Compensation Committee of our Board of Directors has approved this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. None of our executive officers is eligible to participate in the offer because they do not hold eligible options. The Compensation Committee is not making a formal recommendation to employees as to whether or not to accept this offer. However, if you anticipate that you will not be an employee of Akamai or one of our subsidiaries when the shares begin to vest, see the discussion in Question 14 above.

3.       PROCEDURES.

MAKING YOUR ELECTION. To accept or reject this offer, you must make your election on the election form and sign and deliver it to the appropriate Human Resources Director for your location before the expiration date as follows:

         - FOR EMPLOYEES LOCATED IN THE SAN MATEO, SANTA CLARA, SAN FRANCISCO, OR SEATTLE OFFICES: Robyn Ishaya at 1400 Fashion Island Boulevard, Suite 703, San Mateo, CA 94404; fax number:
               (650) 627-5321;

         -     FOR EMPLOYEES LOCATED IN THE SAN DIEGO OR SANTA MONICA OFFICES:
               Lisa Be at 10010 Mesa Rim, San Diego, CA 92121; fax number: (858) 546-0341; and

         - FOR ALL OTHER EMPLOYEES: Tiffany Mosher at 500 Technology Square, Cambridge, MA 02139; fax number: (425) 963-5132.

Your election will be effective upon RECEIPT by the Human Resources Director. To ensure timely delivery we recommend that you make every effort to hand deliver your completed election form. If hand delivery is not feasible, we recommend that you send it by fax or, if necessary, by mail, and then follow up with a telephone call or email to confirm receipt by the deadline. REGARDLESS OF WHETHER YOU ACCEPT OR REJECT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO THE APPROPRIATE HUMAN RESOURCES DIRECTOR FOR YOUR LOCATION BY THE DEADLINE. We will only accept a paper copy of your election form.

Delivery by email will not be accepted. You do not need to return your stock option letter agreements for your eligible options and special options to effectively elect to accept the offer.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options, special options, required options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of election forms and change of election forms. Our determination of these matters will be final and binding on all parties. We may reject any election form, change of election form or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. As described in Section 6, we will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this Offer to Exchange expires. We may waive any defect or irregularity in any election form or change of election form with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange your options and you return your eligible options, special options and any required options according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of eligible options, special options and required options that are properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this offer on the business day after this Offer to Exchange expires. In addition, you will be required to enter into a restricted stock agreement governing the terms of your restricted stock.

4.       CHANGE IN ELECTION.

         You may only change your election by following the procedures described in this Section 4. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all your eligible options that are part of the same grant. No partial rejections of options that are part of the same grant will be accepted. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange your options, you must accept the offer with respect to all your eligible options that are part of the same grant. In all cases, however, if you accept the offer with respect to any eligible options you must also return all special options and all required options that you hold. We will only accept a paper copy of your change of election. Delivery by email will not be accepted.

         You may change your election at any time before 12:00 midnight, east coast time, on May 3, 2001 (i.e., just prior to 12:01 a.m. on May 4, 2001). If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer.

         To change your election, you must deliver a change of election form and a new election form to the appropriate Human Resources Director for your location before the offer expires. (See Section 3) The change of election form must be signed and dated by you and have your name and social security number on it. The new election form also must be signed and dated by you and must clearly indicate whether you elect to accept or reject the offer. You will have the right to withdraw your tendered options after the expiration of forty business days from the date of commencement of this offer unless your tendered options have been accepted by that time. As discussed in Section 6, we intend to make our decision to either accept all properly tendered options or to reject them all on the business day after this offer expires.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any change of election form or a new election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of change of election forms and new election forms. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF RESTRICTED STOCK.

         On the terms and subject to the conditions of this Offer to Exchange, if we decide to accept all properly tendered options as described in Section 6, we will exchange the eligible options and required options and cancel all options properly returned and not validly withdrawn before the expiration date. Within approximately six weeks after expiration of this offer, you will receive your new restricted stock agreement (except that restricted stock agreements issued with respect to the bonus shares will be distributed immediately after the effective date of the exchange). The exchange date, and the effective issue date for the shares of restricted stock, will be May 5, 2001 unless the Offer to Exchange is extended.

         For each eligible option share and required option share validly exchanged that is not a bonus option you will receive one-half of a share of restricted stock as described in Section 1. For each bonus option share exchanged you will receive two shares of restricted stock. If you are not an employee of Akamai or one of our U.S. subsidiaries on the date this Offer to Exchange is made or you are not an employee of Akamai or one of our U.S. subsidiaries on the date it expires, you will not be eligible to accept this offer.

6.       CONDITIONS OF THE OFFER.

         Upon expiration of this Offer to Exchange (which will be on May 3, 2001 at 12:00 midnight east coast time unless we extend it), we will promptly decide to either accept all of the properly tendered options or to reject them all. If we decide to reject them all, we will communicate this to you by 5:00 p.m. east coast time on the business day after this Offer to Exchange expires (which will be on May 4, 2001 unless we extend it). If we accept all of the properly tendered options they will be exchanged and cancelled as described herein. If we reject them all, you will keep all of your current options, including any special options, and you will not receive any restricted stock. This condition to the Offer to Exchange is for our benefit and the decision to accept or reject all properly tendered options is in our sole discretion.

7.       PRICE RANGE OF COMMON STOCK

         Our common stock is quoted on the Nasdaq National Market under the symbol "AKAM". Public trading of our common stock commenced on October 29, 1999. Prior to that, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sale price per share of our common stock on the Nasdaq National Market.


                                                                   HIGH          LOW
                                                                   ----          ---
YEAR ENDED DECEMBER 31, 1999
     Fourth Quarter (from October 29, 1999)................     $  344.88    $  110.00

YEAR ENDED DECEMBER 31, 2000
     First Quarter.........................................       $345.50      $155.00
     Second Quarter........................................       $157.88       $56.63
     Third Quarter.........................................       $132.94       $45.50
     Fourth Quarter........................................        $60.00       $17.68

CURRENT YEAR
     First Quarter ........................................        $37.44        $7.22
     Second Quarter (through April 3, 2001) ...............         $8.63        $5.50

         As of April 3, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $5.8125 per share.

         We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK.

CONSIDERATION. For each eligible option share and required option share that is exchanged that is not a bonus option share, you will receive one-half of a share of restricted stock. For each bonus option share exchanged you will receive two shares of restricted stock. We will not issue any shares of restricted stock to you in exchange for your special options; your acceptance of this offer means that your special options will be returned and cancelled. The exact number and type of option shares that you have now is set forth in the enclosed personalized election form.

As of March 31, 2001, there were issued and outstanding options to purchase 12,449,300 shares of our common stock that are eligible to participate in this Offer to Exchange. If we receive and accept for exchange all outstanding eligible options, special options and required options, we will issue a total of 6,265,110 shares of restricted stock, which would equal approximately 5.74% of the total shares of our common stock outstanding as of March 31, 2001.

TERMS OF RESTRICTED STOCK. The restricted stock will be issued pursuant to the Akamai option plan and will be subject to all of the terms and conditions of that option plan. Our statements concerning the Akamai option plan and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Akamai option plan and the restricted stock agreement between you and us. The forms of restricted stock agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO which has been filed with the Securities and Exchange Commission (which we refer to as the SEC) and a sample is included with this document. Please contact Robert Todd at (617) 250-4612 or Tracey Spruce at (617) 613-2572 or send an email to exchangeprogram@akamai.com to receive copies of the Akamai option plan or forms of restricted stock agreement. Copies will be furnished promptly at our expense.

Awards of restricted stock under the Akamai option plan may be made to any of our employees, officers, directors, consultants and advisors. The maximum number of shares that may be granted to an eligible individual under the Akamai option plan in any calendar year is 3,600,000. The shares of restricted stock you receive in exchange for tendered options accepted for payment will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution, in each case until the shares have vested. In addition, if your tendered options were subject to special vesting arrangements, including (but not limited to) accelerated vesting of those options under certain circumstances described in your employment offer letter or elsewhere, those special vesting arrangements will NOT apply to the shares of restricted stock.

         -    VESTING. There are three vesting schedules as follows:

         (1) For most employees, 25% of the shares will vest six months after the exchange date, assuming you are still employed by us on the vesting date. Thereafter, 7.5% of the shares will vest after each full three-month period following the first vesting date, assuming you are still employed by us on the vesting date.

         (2) For any shares of restricted stock issued in exchange for bonus options, 100% of such shares will vest seven days after the exchange date, assuming you are still employed by us on the vesting date.

         (3) For employees who are subject to the special student vesting schedule, 25% of the shares will vest six months after the exchange date, assuming you are still employed by us on the vesting date. Thereafter, 25% of the shares will vest 18 months after the exchange date, 25% of the shares will vest 30 months after the exchange date, and 25% of the shares will vest 42 months after the exchange date, assuming at each point that you are still employed by us on each vesting date.

         - FORFEITURE. Prior to vesting, your restricted stock will be subject to complete forfeiture if you cease to be employed for any or no reason, including voluntary resignation or termination of your employment without cause.

         - CHANGE OF CONTROL EVENT. Upon a "Change of Control", which is defined in the Akamai option plan, the number of your vested shares will be calculated as if an additional year had elapsed. This means that you will receive 12 months worth of accelerated vesting upon a Change of Control. Under the Akamai option plan, a "Change of Control Event" is: (i) any merger or consolidation which results in our voting securities outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of our voting securities or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act) (a "Person") of beneficial ownership of any of our capital stock if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) 50% or more of either (A) the then-outstanding shares of our common stock (the "Outstanding Company Common Stock") or (B) the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); PROVIDED, HOWEVER, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change of Control Event: (A) any acquisition directly from us, (B) any acquisition by us, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any corporation controlled by us, or (D) any acquisition by any corporation pursuant to a transaction in which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation which as a result of such transaction owns us or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; (iii) any sale of all or substantially all of our assets; or (iv) our complete liquidation.

STOCK CERTIFICATES. Until your restricted stock vests, it will be held in our custody or in the custody of Schwab. You will not receive a stock certificate for the shares of restricted stock. Rather, your award of restricted stock will be evidenced by the restricted stock agreement between you and us which you must sign in order to receive any restricted stock. On the first vesting date, if you are still employed by us and have signed the restricted stock agreement, the number of shares of common stock corresponding to 25% of your original award of restricted stock will be electronically deposited into your account with Schwab, subject to payment of applicable withholding taxes. On the each subsequent vesting date, if you are still employed by us, the number of shares of common stock corresponding to 7.5% of your original award of restricted stock will be electronically deposited into your account with Schwab, subject to payment of applicable withholding taxes. If you received restricted stock for bonus options, those shares will be vested seven days after the exchange date, and if you are a student whose original options were granted under the student vesting arrangement you will also have a different vesting schedule for all of your shares as described above. You will have dividend, voting and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock you receive in the offer as of the date we issue the restricted stock to your account. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

TAX CONSEQUENCES. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of shares of restricted stock, the eligible options, required options and the special options, as well as the consequences of accepting or rejecting the shares of restricted stock under this offer to exchange. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

REGISTRATION OF SHARES OF RESTRICTED STOCK. All shares of restricted stock issuable in connection with this exchange have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Akamai, upon vesting you will be able to sell your shares of restricted stock free of any transfer restrictions under applicable securities laws.

9.       INFORMATION ABOUT AKAMAI TECHNOLOGIES, INC.

         We provide global delivery services for Internet content, streaming media and applications and global Internet traffic management. Our services improve the speed, quality, availability, reliability and scalability of Web sites. Our services deliver our customers' Internet content, streaming media and applications through a distributed world-wide server network which locates the content and applications geographically closer to users. Using technology and software that is based on our proprietary mathematical formulas, or algorithms, we monitor Internet traffic patterns and deliver our customers' content and applications by the most efficient route available.

         Akamai was incorporated in 1998 in the State of Delaware. Our principal corporate offices are located in Cambridge, Massachusetts. Akamai completed its initial public offering in October 1999, and our common stock is listed on the Nasdaq National Market under the symbol "AKAM".

         On April 4, 2001 we plan to publicly announce a number of recent events affecting our senior management and our business. Specifically, we plan to announce that Earl Galleher, our executive vice president, is departing. In addition, we intend to issue updated financial guidance for our first quarter ending March 31, 2001 and full-year 2001 as follows:

         - First quarter 2001 revenue is now expected to be in the range of $39 to $41 million, compared to previous guidance of $45 million;

         - First quarter 2001 earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, are expected to be a loss of $35 to $38 million, compared to previous guidance of a loss of $45 million;

         - First quarter 2001 capital expenditures are expected to be in the range of $22 to $25 million;

         - Full year 2001 revenue is expected to be in the range of $175 to $190 million, compared to previous guidance of $240 to $250 million;

         - Full year 2001 EBITDA are expected to be a loss of $110 to $120 million compared to previous guidance of a loss of $140 to $145 million; and

         - Full Year 2001 capital expenditures is expected to be in the range of $75 to $85 million compared to previous guidance of $100 to $120 million.

         Furthermore, we also expect to announce that: (i) our first quarter shortfall, and our revised guidance for the year, is due primarily to lower than expected non-recurring revenue, and to continuing fallout among dot-com customers; (ii) one of our key objectives this year is the rapid introduction of our new EdgeSuiteTM service that offers enterprise customers improved Website performance while reducing infrastructure complexity and costs; (iii) we have put our startup losses and significant upfront capital expenditures behind us, our cash burn rate has decreased, and we expect it to continue to decline throughout the year; (iv) we expect to reduce our overall workforce by 14%, particularly in the high-cost area of streaming support activities plus general product marketing, internal infrastructure and some administrative functions;
(v) we are now estimating EBITDA break-even to occur in the second quarter of 2002 versus previous guidance of the third quarter of 2002; (vi) for 2002, we expect positive EBITDA and capital expenditures of roughly $75 to $85 Million, and for 2003 we expect to be free cash flow positive; (vii) we believe based on these facts that our business plan is fully funded and, as a cushion, we have signed contracts for $25 million of vendor financing and intend to secure more although we have no immediate plans for capital raising beyond the vendor financing; and (viii) in the first quarter, we will take a one-time goodwill write-down related to the acquisition last year of InterVU, Inc.

         Except as otherwise described above or elsewhere in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

         - an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

         - a purchase or sale of a material amount of our assets or any subsidiary's assets;

         - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         - any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

         -     any other material change in our corporate structure or business;

         -     our common stock not being authorized for quotation on Nasdaq;

         - our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

         -     the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

         - the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plans; or

         - a change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

         The Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer to Exchange incorporates certain financial information about Akamai included in pages 24 through 48 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 that we filed with the SEC. Because you may be interested in reviewing this information a copy of these pages has been included with this document in the package we mailed to you. Please see Section 16 of this document for information about how to obtain additional copies of these pages or our other SEC filings.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of April 3, 2001, our only executive officer or director who held any options outstanding under the option plans was our Chief Operating Officer, Chris Schoettle, who held options to purchase a total of 425,000 shares of our common stock at an exercise price of $9.4688. This represented approximately 1.92% of the shares subject to all options outstanding under the option plans as of that date. Because none of the options held by him are eligible options or special options, none of our executive officers or directors are eligible to participate in this offer.

         Neither we nor any of our directors or executive officers, nor any affiliates of us or our directors or executive officers, engaged in transactions involving the options during the 60 days prior to this Offer to Exchange. Other than periodic purchases pursuant to the provisions of our option plan and ordinary course grants of stock options to employees, there have been no agreements, arrangements or understandings between us and any of our executive officers or any other person relating to the options.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Eligible options, required options and special options we acquire in connection with the offer will be cancelled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Akamai option plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed. Neither the shares of restricted stock issued in exchange nor the eligible options and special options that are not returned under this offer will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense as the restricted stock vests based on the stock's value on the applicable vesting date.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock is subject to the conditions described in
Section 6.

13.      MATERIAL U.S.  FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material federal income tax consequences of the sale of options pursuant to the offer for U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

GENERAL. There are no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Code (see below). Upon vesting in the restricted stock (which will happen seven days after the exchange date in the case of shares issued in exchange for bonus options), you will be required to recognize ordinary income in an amount equal to the fair market value of such restricted stock, based on the closing price of our common stock on the last trading day prior to the vesting day. All taxes that must be withheld with respect to that income will be due to Akamai immediately and will be funded as described below. Unless you file an election under Section 83(b), as a condition of receiving the restricted stock you will be required to submit an Irrevocable Standing Order to Sell Shares to Schwab that will authorize Schwab to automatically sell the number of vested shares of restricted stock as may be necessary to obtain proceeds sufficient to satisfy the withholding tax obligation as described below.

SECTION 83(B) ELECTION. If you choose to make an election under Section 83(b) of the Code, you must file it with the Internal Revenue Service within 30 days of the exchange. If you make a Section 83(b) election, you will be required to recognize ordinary income at the time of the exchange in an amount equal to the fair market value of the restricted stock on such date, and you will be required to pay all applicable taxes at that time by submitting the appropriate amount to us in cash. IF ANY OF THE RESTRICTED STOCK IS SUBSEQUENTLY FORFEITED, I.E., YOU LEAVE AKAMAI BEFORE THE SHARES ARE FULLY VESTED, YOU ARE NOT ENTITLED TO A DEDUCTION FOR THE LOSS ASSOCIATED WITH THE FORFEITED SHARES, NOR ARE YOU ENTITLED TO A REFUND OF THE TAXES PAID. However, having made the filings, if you hold the restricted stock until after the shares vest (assuming you remain employed by us and the shares are not forfeited) and subsequently sell the shares of common stock issued upon vesting, the gain will be taxed as capital gain as opposed to ordinary income. If the shares have been held for more than one year, the capital gain will be subject to long-term tax rates.

INCENTIVE STOCK OPTIONS. Certain of the eligible options subject to this Offer to Exchange are intended to qualify as "incentive stock options." You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for restricted stock. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our Offer to Exchange to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. If you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise those options.

WITHHOLDING TAXES. At the time you recognize ordinary income (either upon vesting or if you make an election under Section 83(b) of the Code upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. If you make a Section 83(b) election you must pay over to us the amount of the withholding taxes. In order to facilitate the payment of this withholding tax obligation for shares not subject to an election under
Section 83(b), we have arranged with Schwab to sell a portion of your shares of restricted stock as they vest that is sufficient to pay the withholding obligation, and this arrangement will be reflected in your restricted stock agreement and your Irrevocable Standing Order to Sell Shares. Specifically, the following will happen:

         - On each vesting date (or on the first trading day thereafter if the vesting date is not a trading date), Schwab will rely on your standing order to sell that number of vested shares that is sufficient to obtain proceeds to satisfy the withholding tax obligation. You will pay Schwab's usual trade commission for this sale.

         - The amount of withholding taxes you owe will be based on the closing price of our stock on the last trading day before each vesting date. We and Schwab will attempt to estimate the correct number of vested shares to be sold to cover withholding taxes based on market conditions and the price of our stock. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be deposited in your Schwab account. In the event that the proceeds received are insufficient to cover the withholding taxes then we reserve the right to either instruct Schwab to sell additional vested shares or deduct the necessary amount from your next paycheck.

         By participating in this exchange and signing the restricted stock agreement and standing order, you will authorize us and Schwab to take the above actions to pay withholding taxes. In the event there is not a market in our common stock, Akamai will have the right to make other arrangements to satisfy the withholding obligations.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We may at any time and from time to time, extend the period of time during which the Offer to Exchange is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

         Prior to the expiration date to terminate or amend the Offer to Exchange we may postpone our decision of whether or not to accept and cancel any eligible or special options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible or special options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

         As long as we comply with any applicable laws, we may amend the Offer to Exchange in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible or special options to be exchanged or surrendered in the Offer to Exchange.

         We may amend the Offer to Exchange at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., east coast time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the Offer to Exchange will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

         If we materially change the terms of the Offer to Exchange or the information about the Offer to Exchange, or if we waive a material condition of the Offer to Exchange, we will extend the Offer to Exchange to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

         - increase or decrease what we will give you in exchange for your options; or

         - increase or decrease the number or type of options eligible to be exchanged in the offer.

         If the Offer to Exchange is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the Offer to Exchange for a period of at least ten business days after the date the notice is published.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this Offer to Exchange.

16.      ADDITIONAL INFORMATION.

         This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

               (a) our annual report on Form 10-K for our fiscal year ended
                   December 31, 2000, filed with the SEC on February 12, 2001;

               (b) our definitive proxy statement for our 2000 annual meeting of stockholders, filed with the SEC on April 24, 2000; and

               (c) the description of our common stock included in our
                   registration statement on Form 8-A, which was filed with the SEC on September 8, 1999, including any amendments or reports we file for the purpose of updating that description.

         The SEC file number for these filings is 000-27275. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

        450 Fifth Street, N.W.                   7 World Trade Center                  500 West Madison Street
               Room 1024                              Suite 1300                             Suite 1400
        Washington, D.C. 20549                 New York, New York 10048                Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "AKAM," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                           Akamai Technologies, Inc.,
                            Attn: Investor Relations
                              500 Technology Square
                         Cambridge, Massachusetts 02139

or by telephoning our Investor Relations department at (617) 250-3000 between the hours of 9:00 a.m. and 5:00 p.m., Cambridge, Massachusetts local time.

         As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about Akamai should be read together with the information contained in the documents to which we have referred you.

17.      FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

         Statements made in this Offer to Exchange may not qualify as forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.



                    Akamai Technologies, Inc.                      April 4, 2001

                                   SCHEDULE A

                       INFORMATION ABOUT THE DIRECTORS AND
                 EXECUTIVE OFFICERS OF AKAMAI TECHNOLOGIES, INC.

         The directors and executive officers of Akamai Technologies, Inc. and their positions and offices as of April 3, 2001, are set forth in the following table:

              NAME                            POSITION AND OFFICES HELD
              ----                            -------------------------
George H. Conrades               Chairman of the Board and Chief Executive Officer
Paul Sagan                       President
Chris Schoettle                  Chief Operating Officer
F.  Thomson Leighton             Chief Scientist and Director
Daniel M. Lewin                  Chief Technology Officer and Director
Timothy Weller                   Vice President and Chief Financial Officer
Earl P. Galleher III*            Executive Vice President
Arthur H. Bilger                 Vice Chairman of the Board of Directors
Todd A. Dagres                   Director
Terrance G. McGuire              Director
Edward W. Scott                  Director

---------------

   * Please see Section 9 for a discussion of recent events concerning Mr. Galleher.


          The address of each director and executive officer is: c/o Akamai Technologies, Inc., 500 Technology Square, Cambridge, Massachusetts 02139.